UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2016

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 20, 2016, registrant issued a press release entitled “Halliburton Announces Second Quarter 2016 Results."

The text of the Press Release is as follows:

Halliburton Announces Second Quarter 2016 Results

•	Reported loss from continuing operations of $3.73 per diluted share

•	Adjusted loss from continuing operations of $0.14 per diluted share, excluding special items

HOUSTON - July 20, 2016 - Halliburton Company (NYSE:HAL) announced today results for the second quarter of 2016.

	Three Months Ended
Millions of dollars except per share data	June 30, 2016	March 31, 2016	Change
Revenue	$3,835	$4,198	(9)%
Operating loss	(3,880)	(3,079)	(26)%
Adjusted operating income	62	225	(72)%
Loss from continuing operations	(3,208)	(2,410)	(33)%
Adjusted income (loss) from continuing operations	(121)	64	(289)%
Reported loss from continuing operations per diluted share	(3.73)	(2.81)	(33)%
Adjusted income (loss) from continuing operations per diluted share	(0.14)	0.07	(300)%

“Our second quarter results showed resilience in the face of another challenging quarter marked by lower activity levels and continued pricing pressure around the globe,” said Dave Lesar, Chairman and CEO.

“North America revenue declined 15% sequentially, significantly outperforming the average US rig count, which was down 23%. After falling 78% from the November 2014 peak, the US rig count reached a landing point during the second quarter, as we predicted during our last earnings call. Since reaching the bottom, the rig count has improved by 26 over the last several weeks, reflecting operator confidence in stabilizing commodity prices.

“In Latin America, revenue declined 12% sequentially, relative to a rig count decrease of 18% from the first quarter average. Looking at our major countries, rig activity in both Brazil and Mexico is at 20-year lows, while Venezuela continues to experience significant political and economic turmoil.

“Moving to the Eastern Hemisphere, we are still seeing modest headwinds around pricing and activity, but we have been successful in winning market share during the downturn. Our second quarter revenue was down 1% sequentially, relative to an average rig count that was down 4%. Middle East / Asia revenue declined 3% from the first quarter, due to lower activity levels in Iraq, Australia, and Indonesia. In Europe/Africa/CIS, revenue increased 2% sequentially, primarily due to a seasonal recovery of activity in the North Sea and Russia.

“Our activity outlook has not changed and our strategy is working. During the coming recovery, we plan to scale up our integrated delivery platform by addressing our product line building blocks one at a time through a combination of organic growth and selective acquisitions. We will continue to deliver our services to the highest service quality standards and provide technology to increase efficiency in the field.

“We believe the North America market has turned. We expect to see a modest uptick in rig count during the second half of the year. With our growth in market share during the downturn, we believe we are best-positioned to benefit from any recovery, including a modest one. Internationally, we are maintaining our service footprint, managing costs and continuing to gain market share.

“As we prepare for the upcycle, our approach to the market remains unchanged. We remain focused on consistent execution, generating superior financial performance, and providing industry-leading shareholder returns,” concluded Lesar.

Geographic Regions

North America

North America revenue in the second quarter of 2016 was $1.5 billion, a 15% decrease sequentially, relative to a 23% decline in average U.S. rig count. Additionally, an operating loss of $124 million was recognized in the region. This decline was driven by reduced activity throughout the United States land sector, particularly pressure pumping services and drilling activity.

International

International revenue in the second quarter of 2016 was $2.3 billion, a 4% decrease sequentially, driven primarily by a decline in pressure pumping and logging services. International second quarter operating income was $246 million, which decreased $64 million, or 21%, sequentially, driven by lower pressure pumping, logging and subsea services.

Latin America revenue in the second quarter of 2016 was $476 million, a 12% decrease sequentially, with operating income of $22 million, a 54% decrease sequentially. These declines were a result of reduced activity in Brazil, Mexico and Colombia, and Halliburton’s decision to curtail activity in Venezuela.

Europe/Africa/CIS revenue in the second quarter of 2016 was $795 million, a 2% increase sequentially, with operating income of $64 million, a 12% increase sequentially. The increase for the quarter was primarily driven by seasonal recovery of activity in the North Sea and Russia.

Middle East/Asia revenue in the second quarter of 2016 was $1.0 billion, a 3% decline sequentially, with operating income of $160 million, a 22% decrease sequentially. This was primarily the result of significant reductions in activity and pricing throughout the Asia Pacific markets as well as pricing concessions in the Middle East.

Operating Segments

Completion and Production

Completion and Production (C&P) revenue in the second quarter of 2016 was $2.1 billion, a decrease of $210 million, or 9%, from the first quarter of 2016, due to a decline in activity and pricing in most product services lines, particularly North America pressure pumping services which drove the majority of the C&P revenue decline. International revenue also declined as a result of reduced pressure pumping services, which were partially offset by increased completion tool sales in Nigeria and pipeline services in the North Sea.

C&P operating loss in the second quarter was $32 million, which decreased $62 million from the first quarter of 2016, with decreased profitability as a result of global activity and pricing reductions, primarily in North America for pressure pumping services.

Drilling and Evaluation

Drilling and Evaluation (D&E) revenue in the second quarter of 2016 was $1.7 billion, a decrease of $153 million, or 8%, from the first quarter of 2016. Revenue declines were seen across a majority of product lines due to the historically low rig count, lower pricing, and customer budget constraints worldwide. Logging, drilling and offshore activity drove the declines, which were partially offset by an increase in fluid services in the North Sea.

D&E second quarter operating income was $154 million, which decreased $87 million, or 36%, compared to the first quarter of 2016, driven by a decline in activity and pricing across North America and Middle East/Asia, particularly drilling and logging activity in the United States. Second quarter results were also impacted by approximately $40 million of depreciation expense from assets previously classified as held for sale.

Corporate and Other Events

In conjunction with the termination of its merger agreement with Baker Hughes during the second quarter of 2016, Halliburton paid a $3.5 billion termination fee which was recognized during the quarter. In addition, Halliburton mandatorily redeemed $2.5 billion of senior notes during the second quarter of 2016, resulting in $41 million, pre-tax, of redemption fees and associated costs. Halliburton also recorded company-wide impairments and other charges in the second quarter of 2016 of approximately $423 million, pre-tax, related primarily to severance costs and asset impairments as the company continued to right-size its cost structure. Also included in this number was a fair market value adjustment, required by accounting rules, related to a financing agreement Halliburton executed with its primary customer in Venezuela, resulting in an exchange of $200 million of outstanding trade receivables for an interest-bearing promissory note. Halliburton recorded the note at its fair market value at the date of exchange, resulting in a $148 million pre-tax loss during the second quarter.

The tax impact of all of these adjustments includes the impact of Halliburton’s decision that it may not permanently reinvest its foreign earnings, as well as the inability to utilize certain tax deductions resulting from the carryback of net operating losses to prior tax periods.

The aggregate impact of these second quarter items is $3.1 billion, after-tax, or $3.59 per diluted share.

Selective Technology & Highlights

•
Halliburton worked with Eclipse Resources Corporation to complete hydraulic fracturing of the extended reach lateral test well known as "Purple Hayes." The Utica Shale well had a lateral length of over 18,500 feet and was completed with 124 frac stages in 24 days. The total depth was 27,046 feet, including the lateral extension which Eclipse believes is the longest horizontal onshore lateral ever drilled in the United States. The fracturing operations performed by Halliburton utilized the company’s industry-leading Q10™ pumps equipped with dual fuel technology, which performed with zero down time. In addition, SandCastle® PS-2500 units equipped with Halliburton Dust Control systems provided superior sand loading logistics while reducing the environmental footprint on site. The efficiencies achieved with this equipment allowed Eclipse to improve its daily completion rate by 20 percent over the original plan, lowering their ultimate cost per BOE.

•
Halliburton expanded its iEnergy™ collaboration portal, the industry’s foremost E&P community. iEnergy provides secure proprietary workspaces for Halliburton’s customers, utilizing the DecisionSpace platform to analyze their geophysical data and manage their projects in a seamless end-to-end environment. iEnergy™ brings together Halliburton and a broad range of partners to deliver a unique experience in which operators can work with the data and technology they need in integrated workflows, collaborate in discussion and project forums, contribute to the knowledge of the community as a whole, learn from the wealth of on-line training options and secure value for their business.

•
Halliburton announced that its BaraLogix™ Density and Rheology Unit (DRU) received the Offshore Technology Conference 2016 Spotlight on New Technology Award. The BaraLogix™ DRU breaks down barriers by delivering a single piece of equipment that can autonomously measure fluid density and rheology during drilling operations, providing advanced data analysis in real time. The frequent and accurate data collection helps identify trends in fluid properties that are unavailable with current resources. As a result, BaraLogix™ helps operators make proactive decisions that reduce non-productive time, optimize drilling programs and save costs.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 50,000 employees, representing 140 nationalities and operations in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: with respect to the Macondo well incident, final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement, including the results of any appeals of rulings in the multi-district litigation; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended March 31, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2016	2015	2016
Revenue:
Completion and Production	$2,114	$3,444	$2,324
Drilling and Evaluation	1,721	2,475	1,874
Total revenue	$3,835	$5,919	$4,198
Operating income (loss):
Completion and Production	$(32)	$313	$30
Drilling and Evaluation	154	400	241
Corporate and other	(60)	(70)	(46)
Baker Hughes termination fee and related costs (a)	(3,519)	(83)	(538)
Impairments and other charges (b)	(423)	(306)	(2,766)
Total operating income (loss)	(3,880)	254	(3,079)
Interest expense, net (c)	(196)	(106)	(165)
Other, net	(31)	(23)	(47)
Income (loss) from continuing operations before income taxes	(4,107)	125	(3,291)
Income tax benefit (provision)	902	(71)	875
Income (loss) from continuing operations	(3,205)	54	(2,416)
Loss from discontinued operations, net	—	(1)	(2)
Net income (loss)	$(3,205)	$53	$(2,418)
Net (income) loss attributable to noncontrolling interest	(3)	1	6
Net income (loss) attributable to company	$(3,208)	$54	$(2,412)
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$(3,208)	$55	$(2,410)
Loss from discontinued operations, net	—	(1)	(2)
Net income (loss) attributable to company	$(3,208)	$54	$(2,412)
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(3.73)	$0.06	$(2.81)
Loss from discontinued operations, net	—	—	—
Net income (loss) per share	$(3.73)	$0.06	$(2.81)
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$(3.73)	$0.06	$(2.81)
Loss from discontinued operations, net	—	—	—
Net income (loss) per share	$(3.73)	$0.06	$(2.81)
Basic weighted average common shares outstanding	860	852	858
Diluted weighted average common shares outstanding	860	854	858

(a) Includes a $3.5 billion termination fee recognized in the three months ended June 30, 2016. Also includes an aggregate $464 million of charges taken in the three months ended March 31, 2016 for the reversal of assets held for sale accounting, representing $329 million of associated depreciation costs suspended since April 2015 for the businesses held for sale and $135 million of other divestiture-related costs.

(b) For further details of impairments and other charges for all periods presented, see Footnote Table 1.
(c) Includes $41 million of debt redemption fees and associated expenses in the three months ended June 30, 2016 related to the $2.5 billion of debt mandatorily redeemed during the second quarter, as well as interest expense associated with the $7.5 billion debt issued in late 2015.

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Loss from Continuing Operations to Adjusted Income (Loss) from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2016	2015
Revenue:
Completion and Production	$4,438	$7,690
Drilling and Evaluation	3,595	5,279
Total revenue	$8,033	$12,969
Operating loss:
Completion and Production	$(2)	$775
Drilling and Evaluation	395	706
Corporate and other	(106)	(139)
Baker Hughes termination fee and related costs (a)	(4,057)	(122)
Impairments and other charges	(3,189)	(1,514)
Total operating loss	(6,959)	(294)
Interest expense, net (b)	(361)	(212)
Other, net (c)	(78)	(247)
Loss from continuing operations before income taxes	(7,398)	(753)
Income tax benefit	1,777	170
Loss from continuing operations	(5,621)	(583)
Loss from discontinued operations, net	(2)	(5)
Net loss	$(5,623)	$(588)
Net (income) loss attributable to noncontrolling interest	3	(1)
Net loss attributable to company	$(5,620)	$(589)
Amounts attributable to company shareholders:
Loss from continuing operations	$(5,618)	$(584)
Loss from discontinued operations, net	(2)	(5)
Net loss attributable to company	$(5,620)	$(589)
Basic loss per share attributable to company shareholders:
Loss from continuing operations	$(6.54)	$(0.69)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.54)	$(0.70)
Diluted loss per share attributable to company shareholders:
Loss from continuing operations	$(6.54)	$(0.69)
Loss from discontinued operations, net	—	(0.01)
Net loss per share	$(6.54)	$(0.70)
Basic weighted average common shares outstanding	859	851
Diluted weighted average common shares outstanding	859	851

(a) During the six months ended June 30, 2016, we recognized a $3.5 billion termination fee and an aggregate $464 million of charges for the reversal of assets held for sale accounting effective March 31, 2016. The reversal of assets held for sale accounting represents $329 million of associated depreciation costs suspended from April 2015 through March 2016 for the businesses held for sale and $135 million of other divestiture-related costs.

(b) Includes $41 million of debt redemption fees and associated expenses in the six months ended June 30, 2016 related to the $2.5 billion of debt mandatorily redeemed during the second quarter, as well as interest expense associated with the $7.5 billion debt issued in late 2015.

(c) Includes a foreign currency loss of $199 million due to a currency devaluation in Venezuela in the six months ended June 30, 2015.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	June 30	December 31
	2016	2015
Assets
Current assets:
Cash and equivalents	$3,108	$10,077
Receivables, net	4,725	5,317
Inventories	2,650	2,993
Prepaid income taxes	1,099	527
Other current assets	998	1,156
Total current assets	12,580	20,070

Property, plant and equipment, net	8,961	12,117
Goodwill	2,383	2,385
Deferred income taxes	1,856	552
Other assets	1,957	1,818
Total assets	$27,737	$36,942

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,490	$2,019
Current maturities of long-term debt	763	659
Accrued employee compensation and benefits	549	862
Liabilities for Macondo well incident	367	400
Other current liabilities	1,309	1,397
Total current liabilities	4,478	5,337

Long-term debt	12,158	14,687
Employee compensation and benefits	449	479
Other liabilities	875	944
Total liabilities	17,960	21,447

Company shareholders’ equity	9,734	15,462
Noncontrolling interest in consolidated subsidiaries	43	33
Total shareholders’ equity	9,777	15,495
Total liabilities and shareholders’ equity	$27,737	$36,942

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended
	June 30
	2016	2015
Cash flows from operating activities:
Net loss	$(5,623)	$(588)
Adjustments to reconcile net loss to cash flows from operating activities:
Impairments and other charges	3,189	1,514
Deferred income tax benefit, continuing operations	(1,516)	(523)
Depreciation, depletion and amortization	742	1,016
Working capital (a)	72	866
Other	(667)	(290)
Total cash flows from operating activities (b)	(3,803)	1,995

Cash flows from investing activities:
Capital expenditures	(447)	(1,223)
Proceeds from sales of property, plant and equipment	114	83
Other investing activities	(60)	(95)
Total cash flows from investing activities	(393)	(1,235)

Cash flows from financing activities:
Payments on long-term borrowings	(2,525)	(8)
Dividends to shareholders	(309)	(306)
Other financing activities	102	71
Total cash flows from financing activities	(2,732)	(243)

Effect of exchange rate changes on cash	(41)	(48)
Increase (decrease) in cash and equivalents	(6,969)	469
Cash and equivalents at beginning of period	10,077	2,291
Cash and equivalents at end of period	$3,108	$2,760
(a) Working capital includes receivables, inventories and accounts payable.
(b) Includes a $3.5 billion termination fee paid to Baker Hughes during the second quarter of 2016.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue	2016	2015	2016
By operating segment:
Completion and Production	$2,114	$3,444	$2,324
Drilling and Evaluation	1,721	2,475	1,874
Total revenue	$3,835	$5,919	$4,198

By geographic region:
North America	$1,516	$2,671	$1,794
Latin America	476	767	541
Europe/Africa/CIS	795	1,095	778
Middle East/Asia	1,048	1,386	1,085
Total revenue	$3,835	$5,919	$4,198

Operating Income (Loss)
By operating segment:
Completion and Production	$(32)	$313	$30
Drilling and Evaluation	154	400	241
Total	122	713	271
Corporate and other	(60)	(70)	(46)
Baker Hughes termination fee and related costs	(3,519)	(83)	(538)
Impairments and other charges	(423)	(306)	(2,766)
Total operating income (loss)	$(3,880)	$254	$(3,079)

By geographic region:
North America	$(124)	$130	$(39)
Latin America	22	112	48
Europe/Africa/CIS	64	164	57
Middle East/Asia	160	307	205
Total	$122	$713	$271

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
Revenue	2016	2015
By operating segment:
Completion and Production	$4,438	$7,690
Drilling and Evaluation	3,595	5,279
Total revenue	$8,033	$12,969

By geographic region:
North America	$3,310	$6,213
Latin America	1,017	1,716
Europe/Africa/CIS	1,573	2,192
Middle East/Asia	2,133	2,848
Total revenue	$8,033	$12,969

Operating Income (Loss)
By operating segment:
Completion and Production	$(2)	$775
Drilling and Evaluation	395	706
Total	393	1,481
Corporate and other	(106)	(139)
Baker Hughes termination fee and related costs	(4,057)	(122)
Impairments and other charges	(3,189)	(1,514)
Total operating loss	$(6,959)	$(294)

By geographic region:
North America	$(163)	$409
Latin America	70	234
Europe/Africa/CIS	121	250
Middle East/Asia	365	588
Total	$393	$1,481

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30, 2016	June 30, 2015	March 31, 2016
As reported operating income (loss)	$(3,880)	$254	$(3,079)

Baker Hughes termination fee and related costs	3,519	83	538

Impairments and other charges:
Venezuela promissory note loss	148	—	—
Severance costs	126	78	135
Fixed asset impairments	92	177	2,445
Inventory write-downs	64	39	66
Intangible asset impairments	—	8	87
Country closures	—	2	2
Other	(7)	2	31
Total Impairments and other charges	423	306	2,766

Adjusted operating income (a)	$62	$643	$225

(a)
Management believes that operating income (loss) adjusted for impairments and other charges and Baker Hughes termination fee and related costs for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total Impairments and other charges" and "Baker Hughes termination fee and related costs" for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Loss from Continuing Operations to
Adjusted Income (Loss) from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016
As reported loss from continuing operations attributable to company	$(3,208)	$(2,410)

Baker Hughes termination fee and related costs (a)	3,519	538
Impairments and other charges (a)	423	2,766
Debt mandatory redemption fee and expenses (a)	41	—
Interest expense for acquisition (a)	—	71
Total adjustments, before taxes	3,983	3,375
Income tax benefit (b)	(896)	(901)
Total adjustments, net of tax	$3,087	$2,474

Adjusted income (loss) from continuing operations attributable to company	$(121)	$64

As reported diluted weighted average common shares outstanding (c)	860	858
Adjusted diluted weighted average common shares outstanding	860	859

As reported loss from continuing operations per diluted share (d)	$(3.73)	$(2.81)
Adjusted income (loss) from continuing operations per diluted share (d)	$(0.14)	$0.07

(a)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges, Baker Hughes termination fee and other Baker Hughes related costs, debt mandatory redemption fee and expenses, and interest expense for acquisition, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these items. Adjusted income (loss) from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus "Total adjustments, net of tax" for the three months ended June 30, 2016 and March 31, 2016.

(b)
Represents the tax effects of the aggregate adjustments during the period. Additionally, includes approximately $486 million of discrete tax adjustments recorded during the second quarter of 2016, primarily relating to deferred tax expenses associated with Halliburton's decision that it now may not permanently reinvest some of its foreign earnings, and tax expenses associated with the inability to utilize certain tax deductions resulting from the carryback of net operating losses to prior tax periods.

(c)
As reported diluted weighted average common shares outstanding excludes options to purchase one million shares of common stock as of March 31, 2016, as their impact would be antidilutive since reported income from continuing operations attributable to company was in a loss position during the periods. When adjusting income from continuing operations attributable to company in each period for the special items discussed above, these shares become dilutive.

(d)
As reported loss from continuing operations per diluted share is calculated as: "As reported loss from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income (loss) from continuing operations per diluted share is calculated as: "Adjusted income (loss) from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton will host a conference call on Wednesday, July 20, 2016, to discuss the second quarter 2016 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (866) 550-4949 within North America or (973) 935-8681 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (888) 266-2081 within North America or (703) 925-2533 outside of North America, using the passcode 1672892.

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CONTACTS

For Investors:
Lance Loeffler
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 20, 2016	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary